Exhibit 10.1

FORM OF

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), dated as of                     , is made and entered by and between Harman International Industries, Incorporated (“Harman” or, including any successor thereto, the “Company”), a Delaware corporation, and                     (the “Executive”).

WHEREAS, the Executive is a senior executive of Harman and is expected to make major contributions to the Company’s short and long-term profitability, growth and financial strength;

WHEREAS, Harman recognizes that: (a) top-quality executives may seek more secure career opportunities if a Change in Control, as defined below, occurs in the future; and (b) the Company may encounter difficulties in recruiting qualified senior executives unless it offers an employment security arrangement, applicable in Change in Control situations;

WHEREAS, Harman desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;

WHEREAS, Harman wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

WHEREAS, Harman desires to provide additional inducement for the Executive to continue to remain in the Company’s employ.

NOW, THEREFORE, Harman and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

(a) “Base Pay” means the Executive’s annual base salary rate as in effect from time to time;

(b) “Board” means Harman’s Board of Directors;

(c) “Cause” means that, prior to any termination pursuant to Section 3(b), the Executive shall have:

(i) been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(ii) committed intentional wrongful damage to property of Harman or any Harman subsidiary;

(iii) committed intentional wrongful disclosure of secret processes or confidential information of Harman or any Subsidiary; or

(iv) committed intentional wrongful engagement in any Competitive Activity;

and any such act shall have been demonstrably and materially harmful to Harman. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of Harman. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Committee then in office at a meeting of the Committee called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Committee, finding that, in the good faith opinion of the Committee, the Executive had committed an act constituting “Cause” as defined in this Agreement and specifying the particulars thereof in detail. Nothing in this Agreement will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination;

(d) “Change in Control” means the occurrence during the Term of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 1(d)(ii), below), (B) any acquisition by the Company or a Subsidiary of Voting Stock of the Company, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined in Section 1(d)(iii) below) that complies with clauses (A), (B) and (C) of Section 1(d)(iii), below; or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii).

(e) “Committee” means the Compensation and Option Committee of the Board or such similar committee of the Board comprised of non-officer directors and responsible for executive compensation matters of the Company generally;

(f) “Competitive Activity” means the Executive’s participation, without the Company’s written consent, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or a Subsidiary and the enterprise’s sales of any product or service under the Executive’s supervision competitive with any product or service of the Company or a Subsidiary amounted to 10% of the enterprise’s net sales for its most recently completed fiscal year and if the Company’s and its Subsidiary’s net sales of said product or service amounted to 10% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise;

(g) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control;

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time;

(i) “Incentive Pay” means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto;

(j) “Retirement Plans” means the retirement income, supplemental executive retirement, excess benefits and retiree medical, life and similar benefit plans providing retirement perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control;

(k) “Severance Period” means the period of time commencing six months prior to the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days before the anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended;

(l) “Subsidiary” means an entity in which the Company, directly or indirectly, beneficially owns 50% or more of the outstanding Voting Stock;

(m) “Term” means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 2015, or (ii) the expiration of the Severance Period. However, commencing on January 1, 2016 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended. Furthermore, if prior to the date which is six months prior to a Change in Control, the Executive ceases for any reason to be an officer of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section, the Executive shall not be deemed to have ceased to be an officer of the Company and any Subsidiary by reason of the transfer of Executive’s employment between the Company and any Subsidiary, or among any Subsidiaries;

(n) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)); provided, however, that if the Termination Date precedes the Change in Control, then any additional payments and benefits that are due upon a Change in Control and that are deferred compensation within the meaning of Section 409A shall be subject to the Section 409A Delay, as defined below, and payable upon the Change in Control; and

(o) “Voting Stock” means securities entitled to vote generally in the election of directors.

2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until the date which is six months prior to a Change in Control. If a Change in Control occurs at any time during the Term, this Agreement shall become operative immediately and retroactively, including without limitation, notwithstanding that the Term may have since expired.

3. Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company or a Subsidiary during the Severance Period and the Executive shall be entitled to the benefits provided by Section 4 as a result thereof or of any termination within six months prior to a Change in Control unless such termination is the result of the occurrence of one or more of the following events:

(i) The Executive’s death;

(ii) The Executive becoming permanently disabled within the meaning of, and begins actually receiving disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

(iii) Cause.

If, during the Severance Period, the Executive’s employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4 hereof.

(b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment) and shall also have such severance compensation in the event he had terminated employment upon the occurrence of one or more of the following events within six months prior to the Change in Control:

(i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or a Subsidiary (or any successor thereto) if the Executive shall have been a Director of the Company and/or a Subsidiary immediately prior to the Change in Control;

(ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Company and any Subsidiary, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(iii) A determination by the Executive (which determination will be conclusive and binding upon the parties to this Agreement, provided that the determination has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive’s performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after the Company receives written notice from the Executive of such determination;

(iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

(v) The Company relocates its principal executive offices (if such offices are the principal location of Executive’s work), or requires the Executive to have his principal location of work changed, to any location that, in either case, is in excess of 50 miles from the principal executive office’s location immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

(vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

(c) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof; provided that the Executive shall not be entitled to a severance payment or benefit under any other agreement with the Company, including, without limitation, any employment agreement, if the Executive is entitled to a comparable payment or benefit hereunder.

4. Severance Compensation. (a) If the Company or Subsidiary terminates the Executive’s employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates his employment pursuant to Section 3(b), the Company will pay to the Executive, subject to Section 18 hereof as to the Section 409A Delay, the amount described in Paragraph (1) of Annex A within five business days after the Termination Date and will continue to provide to the Executive the benefits described in Paragraphs (2) and (3) of Annex A for the periods described therein; provided, however, that no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment that is deferred compensation for purposes of Section 409A shall be made or provided, as the case may be, unless and until such termination of employment also constitutes a separation from service (within the meaning of Section 409A).

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal , plus 2%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c) Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 4 and under Sections 5, 7 and 8 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

5. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this

Agreement would be an “excess parachute payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the last sentence of this Section 5 to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided, however, that no such reduction shall be made if it is not thereby possible to eliminate all excess parachute payments under this Agreement; and provided, further, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Company will reduce the Executive’s payment and/or benefits, to the extent required, in the following order: (i) the lump sum payment described in Paragraph (1) of Annex A; (ii) the lump sum payment described in Paragraph (3) of Annex A; and (iii) the benefits described in Paragraph (2) of Annex A.

6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive under this Agreement or otherwise.

7. Legal Fees and Expenses. (a) The Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because such costs substantially would detract from the Executive’s benefits under this Agreement. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing. However, if the Executive brings an action in bad faith, or with no colorable claim of success, the Company shall not pay for any of Executive’s attorneys’ fees or related expenses.

(b) Without limiting the obligations of the Company under Section 7(a) of this Agreement, in the event a Change in Control occurs, the performance of the Company’s obligations under this Section 7 shall be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company shall be a party, which amounts deposited shall in the aggregate be not less than $1,000,000, providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to Section 7(a) shall be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 7(b) shall not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company or any Subsidiary.

(c) The reimbursement obligations of the Company under Section 7(a) and Section 7(b) shall be paid no later than December 31 of the calendar year following the calendar year in which the related expense is incurred; provided that in no event shall the reimbursement provided by the Company in one taxable year affect the amount of reimbursement provided in any other taxable year nor shall Executive’s right to reimbursement be subject to liquidation or exchange for another benefit.

8. Competitive Activity; Confidentiality; Nonsolicitation. (a) For a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 4, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity; provided that the foregoing shall not apply if the Termination Date was prior to the Change in Control and Executive had already commenced such activity.

(b) During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 8(b)) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 8(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 8(b) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and, to the extent feasible, an opportunity to contest such requirement).

(c) The Executive hereby covenants and agrees that during the Term and for one year thereafter Executive will not, without the prior written consent of the Company, which consent shall not unreasonably be withheld, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any management employee of the Restricted Group to give up employment with the Restricted Group, provided the foregoing shall not be violated by advertising or searches not specifically targeted at the management employees of the Restricted Group, or serving as a reference.

(d) Executive and the Company agree that the covenants contained in this Section 8 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this Section 8 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

11. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his address on the books of the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14. Consent to Jurisdiction. Any disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement may be instituted in the courts of the State of Delaware or of the United States sitting in the State of Delaware. Each party to this Agreement irrevocably submits to the jurisdiction of the courts of the State of Delaware and of the United States sitting in the State of Delaware in connection with any such dispute, litigation, proceeding or other legal action arising out of or relating to this Agreement.

15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party to this Agreement at any time of any breach by the other contracting party or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

17. Code Section 409A. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. To the extent that there is a material risk that any payments under this Agreement may result in the imposition of an additional tax to the Executive under Section 409A, the Company will reasonably cooperate with the Executive to amend this Agreement such that payments hereunder comply with Section 409A without materially changing the economic value of this Agreement to either party. The Company shall use its best efforts to ensure ongoing compliance with Section 409A. Notwithstanding any provision in this Agreement to the contrary, no payment or benefit that is deferred compensation for purposes of Section 409A and that is due upon the Executive’s termination of employment will be paid or provided unless such termination is also a separation from service (within the meaning of Section 409A). For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

18. Section 409A Delay. If the Executive is at the time of the Executive’s separation from service (as defined in Section 409A) with the Company (other than as a result of the Executive’s death) a “Specified Employee,” as such term is defined under Section 409A and using the identification methodology selected by the Company from time to time, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A and that is payable on account of a separation from service shall be delayed until the earlier of the Executive’s death or six months after the Executive’s separation from service (the “Section 409A Delay”) and shall then be promptly paid to the Executive in a lump sum, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal) and in effect as of the date the payment should otherwise have been provided, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

“Company”

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:
Name:
Its:

“Executive”

Annex A

Severance Compensation

(1) A lump sum payment in an amount equal to 1.5 times the Base Pay (at the highest rate in effect for any period prior to the Termination Date).

(2) Outplacement services for one year after the Termination Date by a firm selected by the Executive, at the expense of the Company in an amount up to $50,000.

A-1